Exhibit 10.1

AMENDMENT AGREEMENT

This Amendment Agreement (the “Agreement”), dated as of November 13, 2020, is entered into by and between China Xiangtai Food Co. Ltd., a Cayman Islands exempted company (the “Company”), and YA II PN, Ltd. (the “Buyer”), and amends (i) a convertible debenture issued by the Company to the Buyer on December 30, 2019 (the “Second Convertible Debenture”), and (ii) a convertible debenture issued by the Company to the Buyer on March 9, 2020 (the “Third Convertible Debenture” and collectively along with the Second Convertible Debenture, the “Convertible Debentures”), each issued pursuant to a Securities Purchase Agreement entered into between the Company and the Buyer on November 22, 2019 and as amended on December 18, 2019 (the “Securities Purchase Agreement”).

BACKGROUND

(A)	As of the date hereof, $600,000 of principal, plus accrued and unpaid interest thereon, remains outstanding on the Second Convertible Debenture.

(B)	As of the date hereof, $1,000,000 of principal, plus accrued and unpaid interest thereon, remains outstanding on the Third Convertible Debenture.

(C)	The Convertible Debentures are convertible into shares of Common Stock pursuant to their terms subject to a floor price of $3.00 per share.

(D)	Pursuant to clause 3(c) of each of the Convertible Debentures the Company shall make monthly payments if the daily VWAP is less than the floor price for a period of ten (10) consecutive Trading Days.

(E)	The parties desire to reduce the floor price with respect to a portion of the Convertible Debentures and extend the time before monthly payments may be required pursuant to the Convertible Debentures pursuant to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing recitals and representations, warranties and covenants herein set forth, the parties hereto agree as follows:

1.       Definitions and interpretation

1.1       Capitalized terms not otherwise defined herein shall have the meanings set forth in the Convertible Debentures.

2.       Amendments to the Convertible Debentures

The parties hereto agree that the Convertible Debentures are amended as set out below without the need to issue amended and restated certificates of such Convertible Debentures.

2.1        Amendment of Second Convertible Debenture. The definition of “Floor Price” in section 13(j) of the Second Convertible Debenture shall be deleted and replaced with the following:

13(j) “Floor Price” means $1.00 per share.

2.2        Amendment of Third Convertible Debenture. The definition of “Floor Price” in section 13(j) of the Third Convertible Debenture shall be deleted and replaced with the following:

13(j) “Floor Price” means (a) with respect to the first $200,000 of the principal and accrued interest to be converted, $1.00 per share, and (b) with respect to the remaining portion of the principal and accrued interest to be converted, $3.00 per share.

2.3        Deferral of Monthly Payments. The Buyer hereby agrees to defer the start of the monthly cash amortization payments that otherwise would be due by the Company pursuant to Section 2(c) of the Convertible Debentures for a period of 60 days from the date hereof. On such date, provided that the obligation to make amortization payments has not ceased pursuant to the term of Section 2(c) of the Convertible Debentures, the Company shall begin making monthly amortization payments as determined by the terms of such Section 2(c).

2.3       Waiver of Limitation. The parties hereby agree that the conversion limitation set forth in section 3(c)(ii) of each of the Convertible Debentures relating to conversions using the Variable Conversion Price shall not apply for a period of 60 days from the date hereof.

3.     Representations and warranties

3.1	Each party to this Agreement represents and warrants to the other as of the date of this Agreement that:

(a)       it has the requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement;

(b)       it has taken all necessary corporate actions to authorize the execution, delivery and performance of this Agreement and no further action is required by it, its Board of Directors or managers or its stockholders or members in connection therewith; and

(c)       the obligations assumed by it in this Agreement are legal, valid, and enforceable obligations binding on it in accordance with its terms.

3.2       The Company represents and warrants to the Buyer that any additional shares that may be issued as a result of this Agreement and the amendments to the Convertible Debentures have been duly authorized and, when issued in accordance with the terms of the respective Convertible Debentures, shall be validly issued and duly authorized.

4.       Counterparts and delivery

This Agreement may be executed in two or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to each other party, it being understood that the parties need not sign the same counterpart. In the event that any signature is delivered by facsimile transmission or by e-mail delivery of a “.pdf” format data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page were an original thereof.

5.       Governing law

This Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of New York, without regard to the principles of conflicts of law thereof. Each party agrees that all legal proceedings concerning the interpretations, enforcement and defense of the transactions contemplated by this Agreement (whether brought against a party hereto or its respective affiliates, directors, officers, shareholders, partners, members, employees or agents) shall be commenced exclusively in the state and federal courts sitting in the City of New York. Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in the City of New York, Borough of Manhattan for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is improper or is an inconvenient venue for such proceeding. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under the Securities Purchase Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any other manner permitted by law.

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IN WITNESS WHEREOF, the Company and the Holder have caused this Supplement and Amendment Agreement to be signed by their duly authorized officers.

CHINA XIANGTAI FOOD CO., LTD.

By:	/s/ Zeshu Dai
	Name:	Zeshu Dai
	Title:	CEO

YA II PN, LTD.

By:	Yorkville Advisors Global, LP
Its:	Investment Manager

By: Yorkville Advisors Global II LLC
Its: General Partner

	By:	/s/ Matt Beckman
	Name:	Matt Beckman
	Title:	Member